Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2016	2015	Change	2016	2015	Change
Income Account-
Retail Revenues-
Fuel	$998	$1,130	$(132)	$1,873	$2,218	$(345)
Non-Fuel	2,750	2,584	166	5,251	5,038	213
Wholesale Revenues	446	448	(2)	842	915	(73)
Other Electric Revenues	166	162	4	348	325	23
Other Revenues	93	13	80	117	24	93
Total Revenues	4,453	4,337	116	8,431	8,520	(89)
Fuel and Purchased Power	1,212	1,371	(159)	2,288	2,727	(439)
Cost of Sales	54	—	54	62	—	62
Non-fuel O & M	1,099	1,100	(1)	2,205	2,222	(17)
Depreciation and Amortization	569	500	69	1,110	987	123
Taxes Other Than Income Taxes	255	245	10	511	497	14
Estimated Loss on Kemper IGCC	38	23	15	91	32	59
Total Operating Expenses	3,227	3,239	(12)	6,267	6,465	(198)
Operating Income	1,226	1,098	128	2,164	2,055	109
Allowance for Equity Funds Used During Construction	45	39	6	98	102	(4)
Interest Expense, Net of Amounts Capitalized	293	180	113	539	393	146
Other Income (Expense), net	(28)	(12)	(16)	(54)	(19)	(35)
Income Taxes	288	302	(14)	510	576	(66)
Consolidated Net Income	662	643	19	1,159	1,169	(10)
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	12	14	(2)	23	31	(8)
Net Income Attributable to Noncontrolling Interests	12	—	12	13	—	13
CONSOLIDATED NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$638	$629	$9	$1,123	$1,138	$(15)

Notes
- Certain prior year data may have been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.